UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

Ferro Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio	44124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 216-875-5600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 8.01	Other Events.

On February 24, 2014, Ferro Corporation (the “Company”) announced that its Board of Directors (the “Board”) had voted to recommend that shareholders approve the declassification of the Board and certain other corporate governance practices in furtherance of the Company’s continuing commitment to serve the long-term interests of all Ferro shareholders.

At the Company’s 2014 annual meeting of shareholders (the “2014 Annual Meeting”), the Company will propose a conditional amendment to its Code of Regulations (“Regulations”) to declassify its Board (the “Declassification Proposal”) and a conditional amendment to its Eleventh Amended Articles of Incorporation, as amended, to eliminate cumulative voting in the election of directors (the “Cumulative Voting Proposal”), in each case beginning with the election of directors at the 2014 Annual Meeting. If both the Declassification Proposal and the Cumulative Voting Proposal are approved by Ferro shareholders, the declassification would be implemented via a phased-in approach. Under this approach, the director nominees of the class standing for election at the 2014 Annual Meeting would be elected to one-year terms and the directors in the two remaining classes would serve out their three-year terms until the 2015 or 2016 annual meeting of shareholders, as applicable. The amended Regulations would provide that directors elected at and after the 2014 Annual Meeting would serve for one-year terms. Each of the Declassification Proposal and the Cumulative Voting Proposal is conditioned on the approval of the other, and neither proposal will take effect unless shareholders approve both proposals at the 2014 Annual Meeting.

In addition, before or immediately following the Company’s 2014 Annual Meeting, the Company will take action to amend its Regulations to eliminate provisions containing voting or participation requirements that are greater than a simple majority standard (the “Simple Majority Proposal”).

On February 21, 2014, the Company, FrontFour Master Fund, Ltd. and certain of its affiliates (collectively, “FrontFour”) and Quinpario Partners, LLC and certain of its affiliates (collectively, “Quinpario” and with FrontFour, the “FrontFour Group”) entered into an agreement (the “Agreement”) in connection with the corporate governance enhancements described above and other matters related to the 2014 Annual Meeting.

Under the terms of the Agreement, the Company agreed, among other things, that it will take all necessary actions to nominate Richard J. Hipple, Gregory E. Hyland and William B. Lawrence to be elected as directors at the 2014 Annual Meeting. After the 2014 Annual Meeting, Peter T. Thomas will be appointed as Chairman of the Board, and in connection therewith, if re-elected, Mr. Lawrence will step down as Chairman of the Board. If re-elected, Mr. Hyland will be appointed as Lead Director and Chair of the Board’s Governance & Nomination Committee. Pursuant to the Agreement, the FrontFour Group will vote all of the shares of the Company’s common stock that it beneficially owns for the election of Messrs. Hipple, Hyland and Lawrence at the 2014 Annual Meeting. The FrontFour Group will also vote in favor of: (i) the Company’s “say-on-pay” proposal; (ii) the Simple Majority Proposal; (iii) the Declassification Proposal and (iv) the Cumulative Voting Proposal. The Agreement further provides that the FrontFour Group will not nominate any person for election at, submit any proposal for consideration at, or bring any other business before, the 2014 Annual Meeting or initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2014 Annual Meeting.

The FrontFour Group is also subject to standstill provisions under the Agreement. Such provisions generally remain in effect until the earlier of (i) the date that is 15 business days prior to the deadline for the submission of stockholder nominations for the Company’s 2015 annual meeting of shareholders and (ii) December 31, 2014. These provisions restrict the FrontFour Group’s ability to engage in certain proxy solicitations, make certain shareholder proposals, call meetings of shareholders, solicit consents from shareholders, obtain additional representation on the Board or seek to remove any of the Company’s directors.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Agreement, dated February 21, 2014, by and among Ferro Corporation, FrontFour Master Fund, Ltd. and certain of its affiliates and Quinpario Partners, LLC and certain of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

By:	/s/ Mark. H. Duesenberg
	Name:	Mark H. Duesenberg
	Title:	Vice President, General Counsel and Secretary

February 24, 2014

Exhibit Index

Exhibit Number	Description

10.1	Agreement, dated February 21, 2014, by and among Ferro Corporation, FrontFour Master Fund, Ltd. and certain of its affiliates and Quinpario Partners, LLC and certain of its affiliates.